MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Eventide Funds

Exhibit 1

Amendment Dated: November 26, 2012

            Percentage of Average

Fund

Daily Net Assets

Eventide Gilead Fund

1.00%

Eventide Healthcare and Life Sciences Fund

1.10%

Mutual Fund Series Trust

By: /s/Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Trustee

Eventide Asset Management, LLC

By: /s/Robin John

Print Name: Robin John

Title: CEO